377 Putnam Discovery Growth Fund
6/30/04 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended June 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $79,641.

74U1		Class A	43,768
		Class B	34,817
		Class C	3,747

74U2		Class M	2,350
		Class R	-
		Class Y	937

74V1		Class A	16.58
		Class B	15.45
		Class C	15.93

74V2		Class M	15.84
		Class R	16.56
		Class Y	16.68